Exhibit 3.2

AMENDMENT TO THE BY-LAWS

OF REGENERON PHARMACEUTICALS, INC.

This Amendment (this “Amendment”) to the By-Laws of Regeneron Pharmaceuticals, Inc., as amended through November 9, 2007 and currently in effect (the “By-Laws”), hereby amends the By-Laws as follows:

1.                                      The first paragraph of Section 7 of Article I of the By-Laws is hereby amended and restated in its entirety as follows:

Section 7.  Voting.  At each meeting of shareholders, except as otherwise provided by statute, every holder of record of stock entitled to vote shall be entitled to cast the number of votes to which shares of such class or series are entitled as set forth in the Certificate of Incorporation or any Certificate of Designation with respect to any preferred stock, in person or by proxy for each share of such stock standing in his name on the records of the Corporation.  Other than with respect to the election of directors and except as otherwise provided by statute, the Certificate of Incorporation, or these By-Laws, all action shall be determined by a majority of the votes cast at such meeting.  Except as provided in Section 1 of Article II of these By-Laws in connection with filling vacancies in the Board of Directors, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (i) the Secretary of the Corporation receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for director nominees proposed by shareholders set forth in Section 2 of Article II of these By-Laws and (ii) such nomination has not been withdrawn by such shareholder on or prior to the seventh (7th) day preceding the date the Corporation is scheduled to mail or otherwise disseminate its notice of meeting for such meeting to the shareholders.  Each proxy to vote shall be in writing and signed by the shareholder or by his duly authorized attorney.

2.                                      This Amendment is effective as of January 28, 2016.

3.                                      As amended by this Amendment, the By-Laws shall remain in full force and effect.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Joseph J. LaRosa
Name: Joseph J. LaRosa
Title: Senior Vice President, General Counsel and Secretary